EXHIBIT (H)(28)

AMENDMENT NO. 1
TO
LOAN AGREEMENT

This AMENDMENT No. 1 to Loan Agreement (the “Amendment”) dated as of October 14, 2008 to the Loan Agreement dated as of  April 25, 2007,  (the “Agreement”), among U.S. Bank National Association ND (“Borrower”), a national banking association; Thompson Plumb Funds, Inc., (“Lender”), an unaffiliated registered investment company; and U.S. Bank National Association (“Lender’s Agent”), a national banking association.

WITNESSETH:

WHEREAS, the parties hereto desire to amend certain terms of the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.        The first paragraph of Section III of the Agreement is amended and restated in its entirety as follows:

“III.  Interest on Loans.  While any loan hereunder is outstanding, it will bear interest at an annual rate equal to the Federal Funds Target rate as reported on Bloomberg Screen FDTR page using keystrokes “FDTR <INDEX> HP <GO>”, for the applicable date, or any successor service to Bloomberg, or on any other page as may replace the applicable page on that service.  The interest rate will be set or reset every Tuesday as of 11:00 a.m. New York time. In the event Tuesday is a non-business day in New York, the rate will be set or reset, as the case may be, on the next New York business day that rates are quoted.  That rate will apply to all loans outstanding hereunder until that rate is reset as provided above.  Lender’s Agent will give Borrower and Lender prompt notice by telephone of any changes in the applicable rate.”

Section 2.        This Amendment, together with the Agreement (and the related demand note referenced therein), constitutes the final, complete and exclusive agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous understandings or agreements of the parties.  Except as expressly set forth herein, the terms and conditions of the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:

U.S. BANK NATIONAL ASSOCIATION ND

By: _________________________
Name:  John C. Stern
Title:  Vice President, Funding and Deriviatives

LENDER:

Thompson Plumb Funds, Inc.

By: _________________________
Name:  John W. Thompson
Title:  Chief Executive Officer

LENDER’S AGENT:

U.S. BANK NATIONAL ASSOCIATION

By: _________________________
Name:   Joe D. Redwine
Title:     Executive Vice President